Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS

Book Value per Common Share Increases 12.7% in 2014

NEW YORK, NY, February 24, 2015 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three months and year ended December 31, 2014. Book value per common share1 grew to $465.51 as of December 31, 2014, an increase of 12.7% from book value per common share of $412.96 at 2013 year-end and up 2.1% from book value per common share of $456.10 at September 30, 2014. Total stockholders’ equity2 increased to $7.5 billion as of December 31, 2014 from approximately $6.9 billion as of December 31, 2013.

Alleghany reported net earnings3 of $139.1 million, or $8.61 per diluted share for the 2014 fourth quarter, compared with $205.3 million, or $12.24 per diluted share for the 2013 fourth quarter. For the full year 2014, Alleghany reported net earnings3 of $679.2 million, or $41.40 per diluted share, compared with $628.4 million, or $37.44 per diluted share for 2013. Full year 2014 and 2013 results each represent a 9.4% return on equity.

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to Alleghany’s financial results.

Weston M. Hicks, President and chief executive officer, commented, “Our two largest franchises TransRe and RSUI both produced excellent underwriting results in the fourth quarter and in 2014 benefitted from a light property catastrophe loss year. These two businesses contributed to a consolidated combined ratio of 88.9% for the quarter compared with 90.6% for the fourth quarter of last year and 88.8% in 2014 compared with 90.1% for last year. Focusing on the longer-term, RSUI’s strong underwriting expertise and experience has helped produce a remarkable inception to date combined ratio of 81.8% over our 11-plus years of ownership. While we have owned TransRe for slightly less than three years, its results have also been impressive, producing a combined ratio of 90.1% over our ownership period while maintaining excellent customer relationships and a strong balance sheet.”

“Despite competitive headwinds, net premiums written were up 2.5% in the quarter aided by top line growth primarily in our reinsurance segment where TransRe benefitted from favorable signings with its clients, particularly in the property line of business. Net premiums written in the insurance segment in the fourth quarter of 2014 were flat compared to those of the fourth quarter of 2013, with continued top-line expansion at both PacificComp and CapSpecialty being offset by a decline in premium volume at RSUI as the company maintains underwriting discipline in a more competitive market, particularly in property lines. While we anticipate that PacificComp and CapSpecialty will continue to find opportunities to expand their current premium bases, our two major holdings will likely find top-line growth challenging in this environment.”

During 2014, Alleghany repurchased an aggregate of 732,391 shares of its common stock in the open market for $300.5 million, at an average price per share of $410.27, of which 182,538 shares were repurchased in the fourth quarter of 2014 for $78.0 million, at an average price per share of $427.49.

As of December 31, 2014, Alleghany had 16,054,323 shares of its common stock outstanding, compared with 16,766,192 shares of its common stock outstanding as of December 31, 2013.

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Stockholders’ equity attributable to Alleghany stockholders.
[3]	Earnings attributable to Alleghany stockholders.

2014 Fourth Quarter Underwriting Results

Underwriting profit for the fourth quarter of 2014 was $125.2 million, compared with $98.7 million for the fourth quarter of 2013, reflecting higher profits for the insurance segment, partially offset by slightly lower profits for TransRe. TransRe’s underwriting profit for the fourth quarter of 2014 was $80.0 million, resulting in a combined ratio of 90.5%, compared with $86.1 million underwriting profit and an 89.2% combined ratio for the fourth quarter of 2013. The insurance segment’s underwriting profit for the fourth quarter of 2014 was $45.2 million compared with $12.6 million for the fourth quarter of 2013. The combined ratio of the insurance segment improved to 83.6% for the fourth quarter of 2014 compared with the 95.1% combined ratio in the fourth quarter of 2013.

TransRe’s slightly higher combined ratio and lower underwriting profits primarily reflect a lower amount of favorable prior accident year development on loss reserves. The lower combined ratio and higher underwriting profits of the insurance segment primarily reflect favorable prior accident year development on loss reserves in the 2014 fourth quarter, primarily from RSUI compared with unfavorable development in the 2013 fourth quarter, primarily from CapSpecialty.

Total net premiums written for the fourth quarter of 2014 were $1,026.5 million, compared with $1,001.5 million for the fourth quarter of 2013, an increase of 2.5%. TransRe’s net premiums written in the fourth quarter of 2014 increased by 3.3% from the fourth quarter of 2013, primarily reflecting an increase in its participation in the reinsurance programs of certain long-term clients, partially offset by the impact of changes in foreign currency exchange rates. Insurance segment net premiums written in the 2014 fourth quarter were flat to those in the fourth quarter of 2013, with continued strong growth at PacificComp and CapSpecialty offset by a decline at RSUI. PacificComp’s net premiums written increased by 67.2%, CapSpecialty’s net premiums written increased by 10.0%, and RSUI’s net premiums written decreased by 6.2% in the fourth quarter of 2014.

2014 Full Year Underwriting Results

Underwriting profit for 2014 was $494.8 million, compared with $420.7 million for 2013, reflecting higher profits for the insurance segment and TransRe. TransRe’s underwriting profit for 2014 was $345.0 million, compared with $334.0 million for 2013. TransRe’s combined ratio for 2014 was 89.6%, compared with 89.9% for 2013. The insurance segment’s underwriting profit for 2014 was $149.8 million compared with $86.7 million for 2013 and the insurance segment’s combined ratio for 2014 was 86.1%, compared with 91.0% for 2013.

The lower combined ratio and higher underwriting profit for TransRe primarily reflect lower catastrophe losses and lower casualty losses, partially offset by less favorable prior accident year development on loss reserves and to a lesser extent, higher underwriting expenses. The increase in expenses at TransRe is due to higher commission rates and the lack of favorable impact arising from the acquisition method of accounting, which was present for a portion of 2013. The lower combined ratio and higher underwriting profit of the insurance segment primarily reflect favorable prior accident year development on loss reserves in 2014, primarily from RSUI, compared with unfavorable development in 2013, primarily from CapSpecialty, and lower catastrophe losses at RSUI in 2014, compared with 2013.

Total net premiums written for 2014 were $4,497.5 million, compared with $4,287.4 million for 2013, an increase of 4.9%. TransRe’s net premiums written in 2014 increased by 5.0% from 2013, primarily reflecting an increase in its participation in the reinsurance programs of certain long-term clients. 2014 net premiums written for the insurance segment increased by 4.6% from 2013, reflecting strong growth at PacificComp and CapSpecialty. PacificComp’s net premiums written increased by 70.3%, CapSpecialty’s net premiums written increased by 12.3%, and RSUI’s net premiums written decreased by 0.2% in 2014.

Investment Performance

Alleghany’s net investment income for the three months and year ended December 31, 2014 was $117.0 million and $459.9 million, respectively, a decrease of 10.8% and 1.2% from the corresponding 2013 periods. These decreases primarily reflect the absence of earnings from Homesite in 2014, which were $10.7 million in the fourth quarter and $42.9 million for the full year 2013 (prior to its sale on December 31, 2013) and, to a lesser extent, the impact of changes in foreign currency exchange rates in the latter part of 2014, partially offset by higher interest income from more favorable reinvestment rates for TransRe and our increased allocation to investment-grade and below investment-grade credit instruments.

Additional Information

Additional information regarding Alleghany’s 2014 fourth quarter and full year financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Annual Report on Form 10-K for the period ended December 31, 2014 (the “Form 10-K”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. In addition, comparative supplemental financial information is available in the 2014 fourth quarter financial supplement (the “Financial Supplement”). The Form 10-K and the Financial Supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-K will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, which is a “non-GAAP financial measure,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss, and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes is presented in Alleghany’s Form 10-K as well as the Financial Supplement.

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Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by Alleghany’s reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;

•	the ability to make payments on, or repay or refinance, Alleghany’s debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Kerry Jacobs

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2014	2013
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2014 – $2,366,035; 2013 – $1,804,698)	$2,815,484	$2,229,453
Debt securities (amortized cost: 2014 – $14,364,430; 2013 – $14,875,750)	14,598,641	14,802,890
Short-term investments	715,553	1,317,895

	18,129,678	18,350,238
Other invested assets	705,665	641,924

Total investments	18,835,343	18,992,162
Cash	605,259	498,315
Accrued investment income	136,511	146,381
Premium balances receivable	683,848	675,255
Reinsurance recoverables	1,361,083	1,363,707
Ceded unearned premiums	184,435	173,148
Deferred acquisition costs	353,169	334,740
Property and equipment at cost, net of accumulated depreciation and amortization	88,910	58,974
Goodwill	111,904	99,747
Intangible assets, net of amortization	133,378	127,284
Current taxes receivable	91,202	13,049
Net deferred tax assets	389,597	469,787
Other assets	514,797	408,539

Total assets	$23,489,436	$23,361,088

Liabilities and Stockholders’ Equity
Loss and loss adjustment expenses	$11,597,216	$11,952,541
Unearned premiums	1,834,184	1,765,550
Senior Notes	1,767,125	1,794,407
Reinsurance payable	79,100	90,562
Other liabilities	729,767	810,507

Total liabilities	16,007,392	16,413,567

Common stock (shares authorized: 2014 and 2013 – 22,000,000; shares issued: 2014 and 2013 – 17,459,961)	17,460	17,460
Contributed capital	3,610,717	3,613,151
Accumulated other comprehensive income	353,584	186,930
Treasury stock, at cost (2014 – 1,405,638 shares; 2013 – 693,769 shares)	(507,699)	(213,911)
Retained earnings	3,999,366	3,320,127

Total stockholders’ equity attributable to Alleghany stockholders	7,473,428	6,923,757
Noncontrolling interest	8,616	23,764

Total stockholders’ equity	7,482,044	6,947,521

Total liabilities and stockholders’ equity	$23,489,436	$23,361,088

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$4,410,647	$4,239,216	$3,733,005
Net investment income	459,876	465,664	312,998
Net realized capital gains	247,058	232,119	157,879
Other than temporary impairment losses	(36,294)	(44,047)	(2,907)
Gain on bargain purchase	—	—	494,940
Other income	150,522	78,702	57,297

Total revenues	5,231,809	4,971,654	4,753,212

Costs and Expenses
Net loss and loss adjustment expenses	2,494,565	2,479,353	2,630,170
Commissions, brokerage and other underwriting expenses	1,421,306	1,339,191	882,502
Other operating expenses	252,673	164,859	123,700
Corporate administration	47,054	36,111	75,842
Amortization of intangible assets	(5,750)	10,164	253,298
Interest expense	90,052	86,740	68,424

Total costs and expenses	4,299,900	4,116,418	4,033,936

Earnings before income taxes	931,909	855,236	719,276
Income taxes	251,777	225,882	17,032

Net earnings	680,132	629,354	702,244
Net earnings attributable to noncontrolling interest	893	933	—

Net earnings attributable to Alleghany stockholders	$679,239	$628,421	$702,244

Net earnings	$680,132	$629,354	$702,244
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $193,881, $37,791 and $112,301 for 2014, 2013 and 2012, respectively	360,065	70,183	208,560
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($77,042), ($51,209) and ($54,240) for 2014, 2013 and 2012, respectively	(143,077)	(95,102)	(100,732)
Change in unrealized currency translation adjustment, net of deferred taxes of ($21,464), ($19,323) and ($7,200) for 2014, 2013 and 2012, respectively	(39,861)	(35,886)	(13,371)
Retirement plans	(10,473)	(2,773)	520

Comprehensive income	846,786	565,776	797,221
Comprehensive income attributable to noncontrolling interest	893	933	—

Comprehensive income attributable to Alleghany stockholders	$845,893	$564,843	$797,221

Basic earnings per share attributable to Alleghany stockholders	$41.40	$37.44	$45.48
Diluted earnings per share attributable to Alleghany stockholders	41.40	37.44	45.48